EXHIBIT 10.7
NEWELL BRANDS INC. 2022 INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT
AWARD AGREEMENT

A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Brands Inc. , a Delaware corporation (the “Company”), to the non-employee director (the “Grantee”) named in the Award letter provided to the Grantee (the “Award Letter”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Brands Inc. 2022 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.

1.Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive payment of a share of Common Stock for each RSU as described in Section 5 of this Agreement.

2.RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.

3.Dividend Equivalents. Upon the payment of any dividend on Common Stock whose record date occurs during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described with Section 4, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that record date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 5. Any such dividend equivalents relating to RSUs that are forfeited shall also be forfeited. Any such payment shall be payments of dividend equivalents and shall not constitute the payments of dividends to the Grantee that would violate the provisions of Section 7 of this Agreement.

4.Vesting.

(a)Except as described in (b) below, the Grantee shall become vested in his Award upon the earlier of: (i) the first anniversary of the date of the grant of the Award (the “Award Date”); or (ii) the date immediately preceding the date of the Company’s annual meeting of shareholders in the calendar year following the calendar year of the Award Date, provided he remains in continuous service on the Board until such date.

(b)If the Grantee’s service on the Board terminates prior to the vesting date of the Award specified in (a) above due to his death, disability or retirement, the Grantee shall become fully vested in his Award. For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or which can be expected to last for a continuous period of not less than 12 months; and (ii) “retirement” means the Grantee’s retirement in accordance with the Company’s retirement policy for Directors.

(c)If the Grantee’s service on the Board terminates prior to the vesting date of the Award specified in (a) above for any reason other than death, disability or retirement, the then- unvested portion of the Award shall be forfeited to the Company, and no portion of the Award shall thereafter vest.

EXHIBIT 10.7

5.Settlement of Award. If a Grantee becomes vested in the Award in accordance with Section 4, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs and an amount in cash equal to all dividend equivalents credited to the Grantee’s RSU Account. Such shares and cash shall be delivered/paid within thirty (30) days following the date of vesting as defined in Section 4; provided that in the event of a vesting upon retirement pursuant to (b) above, such shares and cash shall be delivered/paid within thirty (30) days following the date specified in Section 4(a) above.

6.Withholding Taxes. If applicable, the Company shall withhold from any distribution made to the Grantee an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. Payment of such taxes may be made by a method specified in the Plan and approved by the Committee.

7.Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

8.Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).

9.Award Not Transferable. The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

EXHIBIT 10.7

10.Administration. The Award shall be administered in accordance with such regulations as the Compensation and Human Capital Committee of the Board of Directors of the Company (or any successor committee) and/or any subcommittee thereof that is duly appointed to administer awards under the Plan (the “Committee”) shall from time to time adopt.

11.Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Title:    Chief Legal & Administrative Officer and Corporate Secretary